CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our reports dated February 9, 2017 with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2016 and 2015, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2016 included in its 2016 Annual Report (Form 40-F) filed with the Securities and Exchange Commission, incorporated by reference in the Post-Effective Amendment No. 8 to the Registration Statement (Form N-4 No. 333-164138) and related Prospectus of John Hancock Life Insurance Company (U.S.A.) Separate Account T.

/s/ Ernst & Young LLP

Toronto, Canada

April 25, 2017